EXHIBIT 10.15
AGREEMENT NO.  PDC-3180
               HOUSTON

                             CONSULTING AGREEMENT

THIS AGREEMENT ("Agreement") is made FEBRUARY 6, 1997 between TE Products Pipeline Company, Limited Partnership ("Client"), a Delaware limited partnership acting by and through its general partner, Texas Eastern Products Pipeline Company, and IDS Engineering Services ("Consultant"), a division of Industrial Data Systems, Inc., a Texas corporation.

Consultant and Client (the "Parties"; each a "Party") agree as follows:

1. SERVICES: Consultant shall perform the following "Services" to the satisfaction of Client: Consultant shall provide engineering and design support through Consultant's personnel for Client's Houston office. The Services also may include additional work, pursuant to Paragraph 9 of this Agreement. Consultant shall have access to Client's staff and resources as necessary, in the reasonable discretion of Client, to perform the Services. Consultant shall document to Client's reasonable satisfaction its time and expenses incurred to perform the Services; and Client shall have the right to approve all Services performed and verify all time and expenses documented by Consultant, prior to payment.


2. TERM: The "Term" of this Agreement shall commence on the date above and continue through December 31, 1997. Either Party may terminate this Agreement prior to that termination date by giving one (1) week's written notice to the other Party at the address below, or such other address as the Party to be notified may specify. Either Party, additionally, may terminate this Agreement at any time for breach, without waiving any other remedy therefor, at law or in equity.


3. CLIENT'S REPRESENTATIVE: Gary Daileda or his designee shall represent Client during the performance of the Services, and shall have authority on behalf of Client to add, delete or otherwise revise the scope of Services. Mr. Daileda will identify any alternate Client representative, and the term and limits of his responsibilities, prior to the effective date of designation.


4. PAYMENT FOR SERVICES: Client shall pay Consultant for Services satisfactorily performed according to Consultant's Rates for Engineering Services, dated January 10, 1997 (the "Rate Schedule"), attached hereto. Payment shall be due thirty (30) days

AGREEMENT  NO.  PDC-3180
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      following receipt of a proper invoice for Services rendered and expenses incurred, documented to the reasonable satisfaction of Client. Client shall have the right to dispute any charge in good faith, and to withhold payment of any disputed amount, without interest, pending resolution of that dispute. In the event of breach by Consultant of Paragraph 5, below, Consultant, without prejudice to any other remedy of Client therefor, promptly will refund to Client all sums theretofore paid Consultant by Client hereunder, plus interest at the highest lawful rate.


5. CONFIDENTIAL INFORMATION, CONFLICT OF INTEREST: Client, Consultant and their employees and agents shall not disclose to any party confidential information, trade secrets or research, development or business affairs information disclosed in the performance of this Agreement, except information generally known to the public or as required by law. If Consultant at any time becomes aware of a conflict or potential conflict between its activities or any activities of its employees or representatives, whether or not part of the Services, and Client's activities, Consultant immediately will cease performance of all Services and advise Client's Representative of the conflict or potential conflict. "Conflict," for purposes of this Agreement, will mean any legal, ethical, professional or other conflict of interest, unauthorized disclosure or use of Confidential Information, solicitation of an employee of Client, or any other act or omission of Consultant of potential detriment to Client, including but not limited to Client's business interests or competitive position, present or future. "Activities," for purposes of this Agreement, will include, without limitation, any business function of Consultant or Client, whether or not relevant to any Services performable under this Agreement. The failure of Consultant faithfully to honor the terms hereof, or immediately to alert Client to any conflict or potential conflict of which Consultant is or reasonably should be aware, will constitute breach of this Agreement, irreparable harm to Client and gross negligence, for which punitive damages, among other remedies, without limitation, will be recoverable by Client. Client will have no liability to Consultant for any loss to Consultant suffered as a result of cessation of any Services or termination of this Agreement pursuant to this Paragraph. The obligations of this Paragraph shall survive termination of this Agreement by four (4) years.

6. INDEPENDENT CONTRACTOR: Consultant shall perform under this Agreement as an independent contractor, and shall not act as nor be deemed an agent, employee or legal representative of Client. Neither Party shall have authority to assume or create any commitment or obligation on behalf of, nor bind the other Party. Consultant shall not be entitled to any benefits to which Client's employees may be entitled, such as group life, health, dental and similar medical plans; thrift, ESOP and incentive compensation plans; vacations; sick pay; or similar benefits. Consultant shall be responsible for wage payments; federal and state income taxes, FICA taxes, FUTA taxes and unemployment taxes; all tax withholding; and all other payroll-related tax payments for the individuals providing Services pursuant to this Agreement.

AGREEMENT NO.  PDC-3180

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7.    USE OF WORK PRODUCT: Client shall have exclusive ownership of deliverable products derived or generated as a result of Services described in Paragraph 1 and the ideas embodied in those products.

8. TAXES: Any and all taxes-imposed by this Agreement or its performance, including but not limited to sales or use taxes, but excluding income, payroll and other taxes called for by Paragraph 6, shall be paid by Client.

9. ADDITIONAL WORK: Client may add, delete or otherwise revise the scope of Services to be performed under this Agreement. Any such revision to the scope of Services shall be confirmed by Client in writing; and, if a revision requires additional Services by Consultant or any increase to the amount payable to Consultant under paragraph 4, that revision also shall be confirmed in writing by Consultant.


10. APPLICABLE LAW: This Agreement shall be construed in accordance with the laws of the State of Texas, and venue shall lie in Harris County, Texas. Consultant shall comply with all applicable laws and regulations in performing this Agreement.

11. SEVERABILITY: The provisions of this Agreement are severable; and if any Services or any phrase, sentence, paragraph, section or other part of this Agreement is held by any court of competent jurisdiction to be invalid or unconstitutional, the remainder of this Agreement shall not be affected thereby.

12. ASSIGNMENT: This Agreement may not be assigned by either Party without the prior, written consent of the other Party, and shall be binding upon and inure to the benefit of the permitted heirs, successors, assigns and legal representatives of the Parties.

13. LIABILITY: Consultant shall perform all Services to at least the prevailing standards of its industry or profession, in a good and workmanlike manner and to Client's satisfaction; and shall protect, defend, indemnify and hold Client harmless from any and all claims or causes of action in connection with the Services, except to the extent of Client's gross negligence or willful misconduct. It expressly is the intent of Consultant to protect, defend, indemnify and hold Client harmless from any simple or ordinary negligence of Client. Under no circumstance will Client be responsible hereunder to Consultant or any third party for consequential, exemplary, incidental, punitive or speculative damages; and it expressly is the intent of Consultant, further, to protect, defend, indemnify and hold Client harmless therefrom.

AGREEMENT NO.  PDC-3180
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14.   LICENSES AND PERMITS: Consultant shall obtain any and all licenses and permits required by city, county, state and federal law and regulation necessary for the performance of Services pursuant to this Agreement.

15. COMPLETE AGREEMENT: This Agreement constitutes the entire agreement of the Parties, and supersedes all prior agreements between Client and Consultant relative to the subject matter of this Agreement. No representation made by either Party not stated herein shall be binding. No modification or amendment hereof shall be binding unless prepared as provided herein.

16.  NOTICES:

     (i)        Notices to Client shall be sent to:

                Sandra Dobbs
                TEPPCO
                P.O. Box 2521
                Houston, Texas 77252-2521

                Telephone:    713-759-3817
                Fax:  713-759-3783

      (ii)       Notices to Consultant shall be sent to:

                 William Coskey, President
                 IDS Engineering a division of Industrial Data Systems, Inc. 600 Century Plaza Drive, Bldg. 140
                 Houston, Texas 77073-6016

                 Telephone:  281-821-3200
                 Fax: 281-821-3230

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

                                   CLIENT:

                                   TE PRODUCTS PIPELINE COMPANY LIMITED
                                   PARTNERSHIP, BY TEXAS EASTERN PRODUCTS
                                   PIPELINE COMPANY, ITS GENERAL PARTNER

                                   By: /s/ 0. HORTON CUNNINGHAM
                                           0. Horton Cunningham
                                           Vice President, Technical Services

                                   CONSULTANT:

                                   IDS ENGINEERING, A DIVISION OF
                                   INDUSTRIAL DATA SYSTEMS, INC.

                                   By: /s/ WILLIAM A. COSKEY
                                           William A. Coskey
                                           President

AGREEMENT NO.  PDC-3180

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              IDS ENGINEERING a division of INDUSTRIAL DATA SYSTEMS, INC.
             Quality Engineering and Fabrication for the Pipeline Industry

January 10, 1997

Sandra Dobbs
TEPPCO
P.O. Box 2521
Houston, Texas 77252-2521
Re:   Agreement No. PDC - 2940 Engineering Services Dear 3&s.  Dobbs:

      We are pleased to submit our proposal for comprehensive engineering, project/construction management, and related technical consulting services as may periodically be required by your company. T. he attached ENGINEERING SCHEDULE of RATES is included to establish our commercial terms. More important than targeting specific upcoming projects, our principal objective is in developing a long-term association through which we can readily support TEPPCO on demand regardless of how small assignments might be. Allow me to emphasize our range of expertise encompasses all engineering disciplines, we maintain strong in-house project capabilities for execution of turnkey, project-managed efforts. The following will apply:


RATES FOR ENGINEERING SERVICES
Effective January 1, 1997 all work authorized by the company will be at the following rates. These rates include contractors charges for insurance, taxes, overhead and profit. Computer work stations and software for normal engineering and drafting projects are included.

              CLASSIFICATION                    STD RATE       O.T. RATE

               Project Manager                   65.00           65.00
               Project Engineer                  60.00           60.00
                 Senior Engineer                 55.00           55.00
                   Engineer                      50.00           50.00
             Engineering Technician              48.00           64.00
                 Senior Designer                 48.00           64.00
                   Designer                      43.50           56.00
             Operator/Draftsperson               39.00           52.00
                 Project Clerk                   30.00           40.00
                  Senior Clerk                   25.00           34.00
                 Clerk/Secretary                 20.00           27.00

CORPORA 7E OFFICE.

600 CENTURY PLAZA DRIVE, BLDG. 140
HOUSTON TX 77073-6016
PHONE:      (281) 821-3200
FAX:    (281) 821-3230

PLAZA DRIVE

10500 WINDFERN ROAD
HOUSTON, TX 77064
PHONE:      (281) 897-8015
FAX:    (281) 897-9007
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                                    HERE

TRAVEL EXPENSES

Project related travel expenses will only be incurred when required and authorized by your firm and will be billed at cost, . For prolonged assignments performed out of our home office area, a reasonable per deim allowance will be established in lieu of certain expenses and charges for applicable personnel subject to your firm's approval.

REPRODUCTION EXPENSE

AR reproduction costs will be billed at cost plus 15 percent.
OPTION TO HIRE IDS ENGINEERING PERSONNEL
In the event that TEPPCO elects to directly hire personnel offered by IDS Engineering prior to, during, or for twelve (12) months following a client assignment, a fee equal to 25% of the individual's annualized IDS salary (Hourly ]IDS wage rate X 2080)will be paid by client to IDS within 30 days of individual's date of hire.

MISCELLANEOUS COST
ALL miscellaneous and third party costs will be billed at costs plus 15 percent.

      We sincerely appreciate this opportunity to continue offering our services and look forward to responding formally and specifically to your needs as they arise. In the meantime, kindly advise should you have questions or should you, in anyway, require our assistance.

Very truly yours

/s/ PAUL PLATH
    Paul Plath
Manager Business Development

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